Exhibit 10.19.2

OMAHEN NON-COMPETE/NON-SOLICITATION AGREEMENT

This OMAHEN NON-COMPETE AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into as of this 10th day of September, 2003, by and between STRATUS SERVICES GROUP, INC., a Delaware company (“Stratus”) and D/O STAFFING LLC, a New Jersey limited liability company (“Omahen”).

RECITALS:

WHEREAS, Omahen and Stratus have executed an Asset Purchase Agreement (“Asset Purchase Agreement”) whereby Omahen has purchased certain assets related to the ongoing clerical and light industrial staffing business of Stratus at the Paterson, New Jersey; Perth Amboy, New Jersey; Elizabeth, New Jersey; New Brunswick, New Jersey; and Trenton, New Jersey branch offices (the “Purchased Assets”); and

WHEREAS, Omahen possesses substantial information and knowledge regarding the Purchased Assets; and

WHEREAS, the parties desire to enter into an agreement whereby Omahen agrees not to compete with Stratus relating to Stratus’ Retained Business, as defined below.

NOW, THEREFORE, for consideration, the receipt and sufficiency of which is hereby acknowledged, and other good and valuable consideration, the parties hereto agree as follows:

Confidentiality and Trade Secrets

Omahen acknowledges that the manuals, methods, forms, techniques and systems of Stratus in its Retained Business, are confidential trade secrets and are the property of Stratus.

Omahen further acknowledges that it has had access to confidential information concerning Stratus’ Retained Business, as defined below, and clients relating thereto, including their business affairs, special needs, preferred methods of doing business, methods of operation, key contact personnel and other data, all of which provides Omahen with a competitive edge and none of which is readily available except to Stratus.

Omahen further acknowledges that it has had access to the names, addresses, telephone numbers, qualifications, education, accomplishments, experience, availability, resumes and other data regarding persons who have applied or been recruited for temporary or permanent employment relating to the Stratus’ Retained Business, as well as job order specifications and the particular characteristics and requirements of persons generally hired by a client, specific job listings, mailing lists, computer runoffs, financial and other information, all of which provides Omahen with a competitive edge and none of which is readily available except to Stratus.

Omahen agrees that all of the foregoing information regarding Stratus’ Retained Business and all methods, clients and employees related thereto constitutes valuable and proprietary trade secrets and confidential information of Stratus (hereafter “Confidential Information”).

Non-Competition Agreement

Omahen agrees that regardless of geographic location, it will not, during  the eighteen month period commencing with the Effective Date of the Asset Purchase Agreement (“Restrictive Period”) and unless otherwise agreed to by the parties by way of subcontracting agreement, payrolling agreement or otherwise, service any customers of Stratus’ business offices other than the Paterson, New Jersey; Perth Amboy, New Jersey; Elizabeth, New Jersey; New Brunswick, New Jersey and Trenton, New Jersey offices (the “Omahen Offices”) (Stratus’ other such offices being the Retained Business).  Omahen also agrees that during the Restrictive Period it will not solicit the Retained Accounts set forth on Schedule A hereof or any of Stratus’ accounts in the New Jersey counties other than the Excluded Counties as set forth on the attached customer lists being provided as Schedule B hereof.  Omahen acknowledges that doing so in any manner would interfere with, diminish and otherwise jeopardize and damage the business and goodwill of Stratus.

Non-Disclosure Agreement

Omahen agrees that except as directed by Stratus, it will not at any time use for any reason or disclose to any person any of the Confidential Information of the Retained Business or Retained Accounts or permit any person to examine and/or make copies of any documents which may contain or are derived from Confidential Information, whether prepared by Stratus or otherwise, without the prior written permission of Stratus in the Retained Business.

Agreement Not to Compete for Accounts or Personnel

Omahen agrees that during the Restrictive Period it will not, directly or indirectly, contact, solicit, divert, take away or attempt to contact, solicit, divert or take away any staff employee, temporary personnel, customer, account, business or goodwill from Stratus in the Retained Business offices of Stratus as of the period twelve (12) months prior to the date of the Closing through the Effective Date, either for Omahen’s own benefit or some other person or entity, and will not aid or assist any other person or entity to engage in any such activities.

Retained Business

For purposes of this Agreement, the term “Retained Business” shall have the meaning ascribed to it in the Stratus Non-Compete and Non-Solicitation Agreement between Stratus and Omahen.

STRATUS SERVICES GROUP, INC.

By:	/s/ Joseph J. Raymond
Joseph J. Raymond
Chairman and CEO

D/O STAFFING LLC

By:	/s/ Dennis Omahen
Dennis Omahen
Title: Manager